Exhibit 10.2

April 14, 2006

Robert Bishop

14225 Berry Hill Court

Los Altos, CA 94022

Dear Bob:

In light of current business conditions, GI has determined that it is necessary to resize parts of the business. The decision to eliminate positions is always a difficult one. Regrettably, your position is among those affected.

Effective April 14, 2006, you will begin your 60-day Notice Period. You will receive base pay and benefits through June 13, 2006 (the “Termination Date”). Following the Termination Date, you will be eligible for severance benefits pursuant to a Termination and Release Agreement. The choice to execute the Termination Agreement is yours. Assuming you choose to do so, and the legally required revocation period has expired, you will receive an additional severance benefit equal to twenty-four (24) weeks Base Pay. This 24 week period will end on November 28, 2006. The severance benefit will be paid on a biweekly basis and is subject to required tax withholding and payroll deductions and to the other terms of the Termination Agreement.

“Base Pay” means your base rate of pay at the time of Notice, excluding overtime, bonuses, premium pay, employee benefits, expense reimbursements, amounts paid for the purpose of retention, including but not limited to retention, stay or transition bonuses, and similar amounts. Amounts withheld from your pay for taxes, employee benefits, or other reasons will be disregarded in calculating your pay. Your biweekly Base Pay is calculated by converting an administratively determined hourly rate into a biweekly rate. This calculation will be made by SGI in its sole and absolute discretion.

In addition, you will receive a payment equal to your accrued but unused vacation up to the plan maximum on your Termination Date.

Following your Termination Date, you will be able to keep your personal computer, cell phone and PDA, including all personal data stored in such devices and will continue to have access to company email for the period in which you remain a member of the Board of Directors of SGI. Effective immediately you will be responsible for any monthly fees associated with your PDA and cell phone, as those are not reimbursable expenses for members of the Board.

You are also eligible for one on one outplacement services for a period of up to one month through Lee Hecht Harrison. You may use this benefit at any time through the end of the period covered by your severance benefits. To initiate outplacement services, please contact Marsha David, Vice President at 408-453-7722. The SGI Employee Assistance Plan (EAP) is also available to you. The enclosed materials describe your benefits options, outplacement and EAP services.

We want to express our sincere appreciation for the contribution you have made to SGI. If you have any questions or concerns, please discuss them directly with Barry Weinert or Susan Savich.

Sincerely,

Kathy Lanterman

Chief Financial Officer

Cc: Dennis McKenna – Chairman and CEO

1500 Crittenden Lane	Telephone:	650.960.1980
Mountain View CA 94043	Facsimile:	650.933.0908